Exhibit 99.1
Joint Filer Information
Name of Joint Filer:	VPC Impact Acquisition Holdings Sponsor, LLC

Address of Joint Filer:	c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, Illinois 60606

Relationship of Joint Filer to Issuer:	Director (See Remarks)

Issuer Name and Ticker or Trading Symbol:	Bakkt Holdings, Inc. [BKKT]

Date of Event Requiring Statement: (Month/Day/Year):	12/20/2023

Name of Joint Filer:	Richard N. Levy

Address of Joint Filer:	c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, Illinois 60606

Relationship of Joint Filer to Issuer:	Director (See Remarks)

Issuer Name and Ticker or Trading Symbol:	Bakkt Holdings, Inc. [BKKT]

Date of Event Requiring Statement: (Month/Day/Year):	12/20/2023